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                                                                   Exhibit 10.25
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              [LETTERHEAD OF IBM CREDIT CORPORATION APPEARS HERE]


April 17, 1996

Mr. Michael Baur
Scansource, Inc.
6 Logue Court
Greenville, SC 29615

Dear Mr. Baur:

We are pleased to have you as part of the IBM Credit Corporation Remarketer Financing Program. Your approved credit line is $7,000,000.00.

To facilitate the administration of the program, an IBM Credit Corporation ("IBM Credit") Dealer Account Number (54319) has been established. Please use this number in your future communications with us regarding this program.

The Remarketer Financing Program you have been approved for is the Scheduled Payment Plan (SPP). With this program, you remit a single payment in 75 days. Depending upon the date of each invoice, payments are due on the 5th, 15th and 25th of the month following your purchase. There are no financing charges associated with this program for 75 days.

When the inventory financing program is made available to you, all new orders will be processed by the franchisor under the inventory financing program.

IBM Credit is dedicated to providing the best possible customer service and financing programs which meet the changing needs of our customers. Your input is essential as we strive to remain your first choice for remarketer financing, and we have found that our most valuable feedback comes immediately following a completed transaction.

Accordingly, IBM Credit headquarters will be contacting you within the next several days for your insight into "How we're doing". We would appreciate your participation in this brief telephone survey which will allow you to share your ideas and suggestions on how we could make your future business transactions with us even easier.

IBM Credit sincerely appreciates this opportunity to provide a service to your organization and we look forward to a mutually beneficial business relationship. Please contact your Remarketer Financing Advisor, Joe Gibbons, at 800-678-6900 if you have questions.

Sincerely,


/s/ KATHY MITCHELL for
Denise Dixon
Contract Administrator